July 21, 1997
LAW\50029\260634.01
                           Image Software, Inc.
                           6486 S. Quebec Street
                         Englewood, Colorado 80111
                            694-9180 Telephone
                               796-0587 Fax



July 28, 1997


Dean S. Dumont, President
BurchMont Equities Group, Inc.
99 Boulder Drive
Milford, New Hampshire 03055

Re:  Consulting Agreement

Dear Mr. Dumont:

The Board of Directors of Image Software, Inc. (the "Company") has authorized me to make the following offer to BurchMont Equities Group, Inc. ("BMEG"):

     1. BMEG would agree to provide investor relations, corporate finance and other similar services to the Company with a view toward introducing the Company's common stock to a broader portion of the investment community. Such services will include, but not be limited to, distributing due diligence materials to various broker-dealers and arranging face to face meetings between representatives of the Company and such broker-dealers.

     2. BMEG will also agree to assist the Company in recruiting broker-dealers to act as additional market makers for the Company's stock on Nasdaq.

     3. BMEG will actively assist the Company in establishing new lending relationships with banks and other institutional lenders.

     4. In exchange for BMEG's providing the foregoing services for a period of two (2) years from the date hereof, the Company will issue to BMEG or its designates: (a) 6-month warrantseach of C. Maylena Burchfield ("Burchfield") and Dean S. Dumont ("Dumont"): (a) a common stock purchase warrant to purchase up to 500,000250,000 shares of the Company's common stock for a period of six (6) months (the "Six Month Warrants") at a price of $1.25 per share (the closing price of the Company's common stock on Nasdaq on July 27, 1997) or the average closing bid price reported on Nasdaq for the five days preceding the date of issuance of the warrants, whichever is lower, provided, however, that in no event will the warrant exercise price be less than $1.00 per share and provided further that only 235,000 shares of the total of 250,000 shares represented by each of the Six Month Warrants shall be immediately exercisable, with the remaining 15,000 shares of each warrant exercisable only if and to the extent that, on the date of any exercise or attempt to exercise such Six Month Warrants, the holder of such Six Month Warrants is not the beneficial owner (within the meaning ascribed to that term by Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) and has not been the beneficial owner of more than 9.99% of the common stock of the Company (calculated as required by Section 13(d) of the Exchange Act) for a period of 60 days prior to the date of such exercise or attempted exercise (hereinafter referred to as the "9.99% Restriction"), and (b) a common stock purchase share; and (b) 2-year warrants to purchase 50,000warrant to purchase 25,000 shares at a price of $1.50 per share for a period of two
(2) years (the "Two Year Warrants") which will not be exercisable until six (6) months from the date of its issuance and will be exercisable for a period of two (2) years thereafter, provided, however, that the 9.99% Restriction shall also (both sets of warrantsapply to the exercise of the Two Year Warrants (the Six Month Warrants and the Two Year Warrants being hereafter collectively referred to as "the Warrants"). No later than twenty (20) days after issuance of the Warrants, the Company will file a registration statement with the Securities and Exchange Commission on Form S-3 seeking to register the shares of common stock underlying the Warrants.

     5.    At  any  time that any of Burchfield, Dumont or BMEG  or  their respective heirs, successors or assigns (a "Warrant Holder") seeks to exercise any of the Warrants, the exercising Warrant Holder must notify the Company of the number of Warrants to be exercised and the number of any Warrants, options, shares of common stock or other securities of the Company then beneficially owned, directly or indirectly, by the Warrant Holder so that the Company may determine the number of Warrants then exercisable by the Warrant Holder. All holders of the Warrants shall at all times be subject to the 9.99% Restriction. If and to the extent that any of the Six Month Warrants would expire at a time when they are unexercisable because of the 9.99% Restriction, the exercise period of the affected portion of the Six Month Warrants shall be extended for up to 60 days, provided, however, that multiple extensions will not be permitted.

     6. The Company will also pay a 7% sales commission, or finders fee, to BMEG or its designate if BMEG is responsible for arranging an equity financing (which term would exclude a financing utilizing convertible debt or dividend-bearing preferred stock) for the Company at any time during the two-year term of the consulting agreement. The Company may elect to pay up to 3-1/2% of such 7% commission in the form of additional shares of its common stock so long as such shares are registered with the Securities and Exchange Commission at or before the time the shares issued in the equity financing are registered and so long as the number of shares will not cause any person to violate the 9.99% Restriction unless permitted by the Company. In addition, upon the exercise of any of the Six Month Warrants, the Company will issue shares of the Company's common stock to BMEG equal to 7% of the number of shares purchased pursuant to the
registered.Warrant at no cost to BMEG (the "Bonus Shares"). If all 500,000 shares underlying the Six Month Warrants are purchased, the total commission payable to BMEG will be 35,000 shares. No commission or finders fee will be paid on exercise of the Two Year Warrants and no commission or finders fee other than the Bonus Shares will be paid on exercise of the Six Month Warrants.

     7. The Company will also pay a 3% sales commission, or finders fee, to BMEG or its designate if BMEG is responsible for arranging a debt financing for the Company. For this purpose, a debt financing will include the issuance of convertible bonds, debentures, promissory notes or dividend bearing preferred stock, or any other type of interest bearing
instruments  which  are  convertible into  shares  of  common  stock.   No
commission or finders fee is payable, however, on commercial loans obtained from a bank or other institutional lender,or from any other loan for any other loan which isfully fully secured by equipment, accounts receivable, inventory or other collateral.
     1. collateral because BMEG is being compensated for introductions to such lenders by the issuance of the Warrants.

     8. Nothing in this agreement would givegives BMEG any exclusive rights with respect to providing investor relations, corporate finance or other services to the Company. The Company expressly reserves the right to engage one or more other persons to provide such services or to act as investment bankers or in any other capacity and, if this agreement has been terminated, the Company may grant to such other investment banker the exclusive rights to any commissions or finders fee from a debt or equity financing by the Company.

     9. Any finders fee or commission which is required to be paid by the Company to another person or entity as part of a transaction in which the Company is obligated to pay a commission or finders fee to BMEG will be deducted from BMEG's compensation.

     10. The Company will reimburse BMEG up to $10,000 per year for its reasonable expenses incurred in the course of performing its investor relations and corporate finance activities under this Agreement on a fully accountable basis, provided, however, that in addition to the annual limit of $10,000, BMEG's expense allowance shall be increased by 1% of the amount of capital actually raised, albeit still on a fully accountable basis.

     11. This Agreement will terminate two (2) years from the date hereof and may be sooner terminated by either party at any time by a written notice of termination delivered to the other party at least ten (10)thirty
(30) days before the effective date of such termination specified in the notice. Such termination may be with or without cause and shall have the effect of (a) terminatingcausing the early expiration of any unexercised Two Year Warrants six (6) months after the date of such termination and
(b) except for those potential financing sources identified by BMEG in writing prior to termination, eliminating BMEG's right to any commission or finders fee for equity or debt financings closed after the termination of this Agreement. A termination of this Agreement prior to the expiration of the Six Month Warrants shall have no effect on their term, which shall continue for the full six months and up to an additional sixty
(60) days if extended as a result of the Agreement.9.99% Restriction.

     12. It is the intent of the parties to this Agreement that the Warrants shall not be exercisable by any holder thereof if and to the extent such holder would, by such exercisability or otherwise, be the beneficial owner of more than 9.99% of the Company's common stock. Accordingly, any interpretation of this Agreement generally, or of the 9.99% Restriction specifically, should seek to construe the terms thereof in accordance with such intent and, to the extent that such a construction may not be achieved, the provisions of this Agreement should be reformed to achieve such intent.

     13. This Agreement: (a) constitutes the entire agreement of the parties and supersedes all prior understandings, arrangements or agreements of the parties with respect to the subject matter hereof; (b) may not be assigned by either party without the prior written consent of the other party; (c) shall be construed to be severable so that, if any one provision hereof is deemedfound to be unenforceable or invalid, the remaining provisions hereof shall nevertheless remain in full force and effect; (d) may be amended only by a writing signed by the parties hereto;
(e) shall be governed by the laws of the State of Colorado; and (f) may be enforced only in the state or federal courts in Colorado with jurisdiction over the subject matter thereof.

                              Very truly yours,


                              /s/David R. DeYoung
                              David R. DeYoung
                              President



AGREED TO AND ACCEPTED THIS
28th day of July, 1997

BurchMont Equities Group, Inc.



/s/Dean S. Dumont
Dean S. Dumont, President


/s/C. Maylena Burchfield
C. Maylena Burchfield, individually


/s/Dean S. Dumont
Dean S. Dumont, individually